Exhibit 10.3

Summary of Terms of Verbal Consulting Agreement with Mark H. Kreloff

Parties:	Fairground Media LLC and Mark H. Kreloff.
Scope:	Mr. Kreloff is to provide consulting services to Fairground Media.
Compensation:	$4,000/month.
Term:	Month-to-month beginning in June 2007.